                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  CIBER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                  CIBER, Inc.
                          5251 DTC Parkway, Suite 1400
                           Englewood, Colorado  80111


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 29, 1998


TO THE SHAREHOLDERS OF CIBER, INC.:

NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Meeting") of CIBER, Inc., a Delaware corporation (the "Company"), will be held on Thursday, October 29, 1998 at 9:30 a.m. local time, at The Metropolitan Club, 7800 East Orchard Road, Greenwood Village, Colorado, for the following purposes:

          (1) To elect two Class I Directors of the Company to serve for a term of three years, who will serve until their successors have been duly elected and qualified.

          (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1999.

          (3) To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

          The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company fixed the close of business on September 11, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Consequently, only holders of the Company's common stock at the close of business on September 11, 1998 will be entitled to notice of and to vote at the Meeting. A complete list of shareholders entitled to vote at the Meeting will be available for examination during business hours by any shareholder, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

          Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have signed a proxy. Thank you.

By order of the Board of Directors





/s/ Bobby G. Stevenson
Bobby G. Stevenson
Chairman of the Board
Englewood, Colorado
September 25, 1998

                                  CIBER, INC.

                                   ---------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 29, 1998

                                   ---------

          This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of CIBER, Inc., a Delaware corporation (the "Company"), to be used at the 1998 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, October 29, 1998 at 9:30 a.m. local time, at The Metropolitan Club, 7800 East Orchard Road, Greenwood Village, Colorado, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about September 25, 1998.

          Shareholders of the Company represented at the Meeting will consider and vote upon (i) the election of two Class I Directors to serve on the Board until the 2001 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, (ii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1999, and (iii) such other business as may properly come before the Meeting of any adjournment of adjournments thereof. The Company is not aware of any other business to be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy will vote on such matters in accordance with their best judgment.

                       VOTING AND SOLICITATION OF PROXIES

          Only holders of record of the Common Stock at the close of business on September 11, 1998 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, 53,628,547 shares of Common Stock were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date for each proposal submitted for shareholder consideration at the Meeting. The presence, in person or by proxy, of the holders of not less than one-third of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. To be elected, a director must receive a plurality of the votes present in person or represented by proxy and entitled to vote on the election. With respect to all other matters, the affirmative vote of the majority of such quorum will be the act of the shareholders. Abstentions will have the same effect as a vote against such proposals and broker non-votes will have no impact on the outcome of such proposals. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity.

          All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes. Shareholders may revoke proxies by written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares will be voted in favor of the Board of Directors' nominees for director and for the ratification of KPMG Peat Marwick LLP as independent auditors, as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

          The executive officers and directors of the Company as a group own or may be deemed to control approximately 25% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him in favor of each item set forth herein.

          The proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

          Directors constituting approximately one-third of the Board of Directors are elected each year for a three-year term at the Company's Annual Meeting of Shareholders or serve until their successors are duly elected by the shareholders. The terms of Messrs. Roy L. Burger and James C. Spira expire in 1998 (the "Class I Director"); the terms of Messrs. Mac J. Slingerlend and James A. Rutherford expire in 1999 (the "Class II Directors") and the terms of Messrs. Bobby G. Stevenson, Richard A. Montoni and Archibald J. McGill expire in 2000 (the "Class III Directors"). The Board has nominated Messrs. Roy L. Burger and James G. Brocksmith to serve for three-year terms to expire at the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified. Due to other commitments, Mr. James Spira has decided not to stand for reelection to the Board.

          Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. Officers are elected by and served at the discretion of the Board.

          Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for Messrs. Roy L. Burger and James G. Brocksmith, Jr. will be voted for the election of Messrs. Roy L. Burger and James G. Brocksmith, Jr. To be elected, each nominee must receive the favorable vote of a plurality of the votes cast. If any of the nominees is unavailable or unwilling to serve as director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person as the Board of Directors may designate. The Board of Directors knows of no reason why either Mr. Roy L. Burger or Mr. James G. Brocksmith, Jr. should be unable or unwilling to serve on the Board. See "Directors and Executive Officers" below for biographical information on the persons nominated as directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES

                        DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointment as officer and Class of directorship. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Security Ownership of Certain Beneficial Owners and Management."

                                                                                 SERVED AS
                                                                                 OFFICER OR
            NAME             AGE                   POSITIONS                   DIRECTOR SINCE     CLASS
---------------------------------------------------------------------------------------------------------
 Bobby G. Stevenson           56  Chairman and Founder                              1974        Class III

 Mac J. Slingerlend           51  President, Chief Executive Officer,               1989        Class II
                                  Secretary and Director

 Lawrence D. Greenwood        47  Executive Vice President/Co-Chief                 1996            -
                                  Operating Officer

 William E. Storrison         39  Executive Vice President/Co-Chief                 1992            -
                                  Operating Officer

 Richard A. Montoni           47  Executive Vice President/Chief                    1996        Class III
                                  Financial Officer, Treasurer and Director

 Donald R. Hahl               48  Senior Vice President and                         1997            -
                                  President/CIBER Solutions Division

 Joseph A. Mancuso            52  Senior Vice President and                         1994            -
                                  President/CIBER Information Services
                                  Division

 James A. Rutherford          52  Director                                          1994        Class II

 James C. Spira*              55  Director                                          1994         Class I

 Roy L. Burger                43  Director                                          1995         Class I

 James G. Brocksmith, Jr.     57  Director                                          1998         Class I

 Archibald J. McGill          67  Director                                          1998        Class III


* Due to other commitments, Mr. Spira is not standing for re-election to the Board when his term expires.


          BOBBY G. STEVENSON. Mr. Stevenson is Chairman of the Board of Directors and one of the original founders of the Company. Mr. Stevenson was Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer, he had been responsible for all operations of the Company from 1977 to 1998.

          MAC J. SLINGERLEND. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President/Chief Financial Officer and was elected a director in 1994. He was made President and Chief Operating Officer in 1996 and was promoted to Chief Executive Officer in March 1998 and became Secretary in 1998. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.

          LAWRENCE D. GREENWOOD. Mr. Greenwood was previously President/CIBER Solutions Division from August 1997 until he became an Executive Vice President/Co-Chief Operating Officer in March 1998. Mr. Greenwood joined CIBER as Vice President in 1996 when Spectrum Technology Group, Inc. ("Spectrum") merged into the Company. Mr. Greenwood was a co-founder of Spectrum in 1979 and served as its President when the merger occurred.

          WILLIAM E. STORRISON. Mr. Storrison was President/CIBER Information Services Division from 1996 until he became an Executive Vice President/Co-Chief Operating Officer in March 1998. Mr. Storrison was Senior Vice President/Operations of the Company from 1994 to 1996 and, from 1992 to 1994, served as the Company's Vice President/Eastern Operations. Mr. Storrison has been with the Company since 1987 and was previously Branch Manager and Regional Vice President of several of the Company's eastern branch offices.

          RICHARD A. MONTONI. Mr. Montoni has been the Company's Executive Vice President/Chief Financial Officer and a director since October 1996. He became Treasurer in 1998. Prior to joining the Company, Mr. Montoni was a partner with KPMG Peat Marwick LLP, where he worked for approximately 20 years with companies in the high technology, manufacturing, merchandising and distribution industries. Mr. Montoni is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

          DONALD R. HAHL. Mr. Hahl was President of Spectrum Technology Group, Inc. from August 1997 until he became President/CIBER Solutions Division in March 1998. Mr. Hahl joined CIBER in 1996 when Spectrum merged into the Company. Mr. Hahl was a co-founder of Spectrum in 1979 and served as Vice President/Consulting Services when the merger occurred.

          JOSEPH A. MANCUSO. Mr. Mancuso has been President of the CIBER Information Services Division since March of 1998. Previously, Mr. Mancuso was Divisional Vice President in charge of Eastern Operations from 1996 to 1998. Mr. Mancuso joined CIBER as a result of CIBER acquiring CPU, Inc. in 1994 and served as Regional Vice President from 1994 to 1996 in charge of Southeast Branch Operations. From 1993 to 1994 Mr. Mancuso was a Vice President for CPU, Inc.

          JAMES A. RUTHERFORD. Mr. Rutherford has been a director of the Company since February 1994. He is currently a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International, Inc., serving in various executive positions, including Chief Executive Officer, and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a trustee of Case Western Reserve University and a director of Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

          JAMES C. SPIRA.   Mr. Spira has been a director of the Company
since September 1994. Since 1995, he has been managing partner with Chicago, Illinois based Diamond Technology Partners, Inc., a management consulting firm providing program management services to design and deploy technology-enabled business strategies. From 1991 to 1995, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company. From 1974 through 1991, Mr. Spira was founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with large multi-national companies.

          ROY L. BURGER. Mr. Burger has been a director of the Company since November 1995. Mr. Burger has approximately 20 years of experience in the equipment leasing and finance industry and has arranged the financing of more than $1.5 billion of equipment. Mr. Burger currently serves as President and Chief Executive Officer of Boulder Capital Group, a company founded by him in 1986 that specializes in equipment leasing. In May 1998, Boulder Capital Group, together with 11 other leasing companies, merged and consolidated to become part of UniCapital Corporation ("UniCapital"). Mr. Burger has served on the board of directors of UniCapital since its IPO and listing on the New York Stock Exchange in May 1998.

          JAMES G. BROCKSMITH, JR. Mr. Brocksmith has been a director of the Company since July 1998. Mr. Brocksmith served as a partner of KPMG Peat Marwick LLP from 1971 to January 1997. From 1990 to October 1996, Mr. Brocksmith served as the Deputy Chairman of the Board and Chief Operating Officer of KPMG Peat Marwick LLP. Since January 1997, Mr. Brocksmith has been a self-employed business consultant for several companies. Mr. Brocksmith is a member of the board of directors of two publicly traded companies; Nationwide Financial Services, Inc., a provider of life insurance, mutual funds and pension products, and Vistana, Inc., a leading developer and operator of vacation ownership resorts.

          ARCHIBALD J. MCGILL. Mr. McGill has been a director of the Company since September 1998. Mr. McGill has served in executive capacities at IBM, AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high technology companies. He is currently the President of Chardonnay, Inc., a venture capital investment company with which he has been associated since 1985.

BOARD COMMITTEES AND MEETINGS

          The Board of Directors met five times during the Company's 1998 fiscal year. Four of the directors participated in each of the board meetings and committee meetings (of which such director was a member) held during fiscal 1998; two of the directors were unable to attend one meeting. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

          COMPENSATION COMMITTEE. The principal responsibilities of the Compensation Committee are the administration and grant of awards under the Employees' Plan and the Stock Purchase Plan, as well as the recommendation of annual salaries for senior management to the Company's Board of Directors. The current members of the Compensation Committee are Messrs. Rutherford, Spira and Burger. The Compensation Committee met three times in fiscal 1998.

          AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to meet periodically with representatives of the Company's independent auditors to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to review any transactions that may involve a conflict of interest, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors. The current members of the Audit Committee are Messrs. Rutherford, Spira and Burger. The Audit Committee met once in fiscal 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission"), New York Stock Exchange and the Company. Based solely upon its review of copies of the Section 16(a) reports the Company has received and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 1998, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding beneficial ownership of the Company's Common Stock at September 1, 1998, and stock options exercisable for shares of Common Stock within sixty days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock,
(ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned.


            Name of                       Amount and nature of       Percent of
       beneficial owner                    beneficial ownership        class
       ----------------                    --------------------        -----
     Bobby G. Stevenson(1)                      12,315,668              23%

     Mac J. Slingerlend(2)                         807,373               2%

     Lawrence D. Greenwood(3)                      205,495                *

     William E. Storrison(4)                       146,002                *

     Richard A. Montoni(5)                          42,364                *

     Donald R. Hahl(6)                             227,195                *

     Joseph A. Mancuso(7)                           25,860                *

     James A. Rutherford(8)                         46,226                *

     James C. Spira(8)                              33,939                *

     Roy L. Burger(8)                               20,099                *

     James G. Brocksmith                                --                *

     Archibald J. McGill                                --                *

     Pilgrim Baxter & Associates(9)              3,948,400               7%

     Putnam Investments, Inc.(10)                2,549,800               5%

     All directors and executive officers
     as a group (10 persons)(11)                13,770,221              25%
                                                ----------              ---
                                                ----------              ---

     *less than 1%

(1) The address of Mr. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111. Includes shares held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settler, trustee and beneficiary and options to purchase 146,500 shares of Common Stock. Excludes 85,200 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(2)  Includes options to purchase 735,558 shares of Common Stock.

(3)  Includes options to purchase 3,466 shares of Common Stock.

(4)  Includes options to purchase 80,002 shares of Common Stock.

(5)  Includes options to purchase 41,884 shares of Common Stock.

(6)  Includes options to purchase 3,466 shares of Common Stock.

(7)  Includes options to purchase 24,315 shares of Common Stock.

(8) Includes options to purchase 32,000, 32,000 and 19,000 shares of Common Stock for Messrs. Rutherford, Spira and Burger, respectively.

(9)  Address:  825 Duportail Road, Wayne, PA  19087.

(10) Address:  1 Post Office Square, Boston, MA  02109.

(11) Includes options to purchase 1,118,191 shares of Common Stock.

                           COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

          On August 6, 1996, the Board of Directors resolved to issue shares of Common Stock to each non-employee director, the value of which shares would equal approximately $2,500 for each meeting attended. Effective July 1, 1998, a $6,000 semi-annual retainer was added. All non-employee directors are reimbursed for their expenses in attending board and committee meetings. These directors also receive stock options under the Non-employee Directors' Stock Option Plan for serving on the Board of Directors. Employee directors do not receive additional compensation for serving on the Board of Directors.

          Under the terms of the Non-employee Directors' Stock Option Plan (the "Directors' Plan"), the Company may grant to non-employee directors awards of stock options. The Directors' Plan provides for an initial authorization of 200,000 shares of Common Stock and is administered by the Board of Directors. Each option granted under the Directors' Plan expires ten years from the date of grant. The Director's Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when such director takes office, which options vest in equal annual installments over two years. Additionally, after each year of service, each non-employee director receives a grant of options to purchase 4,000 shares of Common Stock; such options vest one year after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          There were no Compensation Committee Interlocks existing in fiscal
1998.

                             EXECUTIVE COMPENSATION

          The following table sets forth compensation information with respect to Mr. Stevenson, the Company's Chairman and former Chief Executive Officer, Mr. Slingerlend, the Company's Chief Executive Officer, and the Company's four most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers"), for services rendered for the fiscal years ended June 30, 1998, 1997 and 1996. See "Employment Agreements."

SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                       ANNUAL COMPENSATION   COMPENSATION
                                       -------------------   ------------
                                                               Securities    All Other
         Name and           Fiscal                             Underlying  Compensation
    Principal Position       Year     Salary ($)   Bonus ($)  Options (#)     ($) (2)
    ------------------      ------    ----------   ---------  -----------     -------
 Bobby G. Stevenson(1)       1998        240,000          --            --          194
 Chairman, Former Chief      1997        330,000     117,885            --        4,481
 Executive Officer           1996        315,000      34,134            --        5,041

 Mac J. Slingerlend          1998        325,000     150,000       400,000        6,864
 President, Chief            1997        300,000     140,000        20,000        7,163
 Executive Officer and       1996        230,000      82,654        40,000        8,442
 Secretary

 Lawrence D. Greenwood       1998        256,250      84,423       210,400       11,173
 Executive Vice              1997             --          --            --           --
 President/ Co-Chief         1996             --          --            --           --
 Operating Officer

 William E. Storrison        1998        237,500     138,654       240,000        3,345
 Executive Vice              1997        200,000     131,049        40,000        5,032
 President/ Co-Chief         1996        150,000      41,780        40,000        4,989
 Operating Officer

 Richard A. Montoni          1998        250,000      98,846        20,000        6,394
 Executive Vice              1997        163,461     100,000       100,000        3,228
 President/Chief             1996             --          --            --           --
 Financial
 Officer and Treasurer

 Donald R. Hahl              1998        185,000      41,621        10,400        5,665
 Senior Vice President       1997             --          --            --           --
                             1996             --          --            --           --

(1) Bobby G. Stevenson served as Chief Executive Officer through March 1998, at which time Mr. Slingerlend was appointed Chief Executive Officer.

(2) Consists of amounts contributed by the Company under the Company's 401(k) Savings Plan and amounts paid by the Company for automobile allowances, life insurance premiums and other expenses. Savings Plan contributions were $0, $4,123 and $4,781 for Mr. Stevenson and $2,615, $4,175 and
     $5,538 for Mr. Slingerlend for the years ended June 30, 1998, 1997 and 1996, respectively. Savings Plan contributions and automobile allowance paid by the Company for Mr. Greenwood were $3,462 and $4,538, respectively, for the year ended June 30, 1998. Savings Plan contributions were $3,000, $4,674 and $4,723 for Mr. Storrison for the years ended June 30, 1998, 1997 and 1996, respectively. Savings Plan contributions were $4,319 and $1,250 for Mr. Montoni for the years ended June 30, 1998 and 1997, respectively. Savings Plan contributions and automobile allowance paid by the Company for Mr. Hahl were $3,655 and $1,665, respectively, for the year ended June 30, 1998. The remaining amounts represent life insurance premiums and other expenses paid by the Company.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1998.

                                                                                   POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED ANNUAL
                            NUMBER OF                                              RATES OF STOCK PRICE
                           SECURITIES  PERCENT OF TOTAL                              APPRECIATION FOR
                           UNDERLYING   OPTIONS GRANTED  EXERCISE OR                  OPTION TERM(1)
                             OPTIONS    TO EMPLOYEES IN   BASE PRICE   EXPIRATION    ------------------
       NAME                  GRANTED      FISCAL YEAR     ($/SHARE)       DATE       5%($)       10%($)
--------------------         -------      -----------     ---------    ----------    -----       ------
Bobby G. Stevenson             --             --              --           --         --          --

Mac J. Slingerlend(2)        400,000          16%          $17.0938      7/2007    4,300,080   10,897,246

Lawrence D. Greenwood(3)     210,400           8%          $17.0938      7/2007    2,261,842    5,731,951

William E. Storrison(4)      240,000           9%          $17.0938      7/2007    2,580,048    6,538,348

Richard A. Montoni(5)         20,000         < 1%          $17.0938      7/2007      215,004      544,862

Donald R. Hahl(5)             10,400         < 1%          $17.0938      7/2007      111,802      283,328


(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.
(2) Options were granted on August 5, 1997. The options vest and are exercisable in equal installments over three years commencing July 1, 2000.
(3) Options for 10,400 shares were granted July 1, 1997 and options for 200,000 shares were granted August 5, 1997. Options for 10,400 shares vest and are exercisable in equal installments over three years commencing July 1, 1998 and options for 200,000 shares vest and are exercisable in equal installments over three years commencing July 1, 2000.
(4) Options for 40,000 shares were granted July 1, 1997 and options for 200,000 shares were granted August 5, 1997. Options for 40,000 shares vest and are exercisable in equal installments over three years commencing July 1, 1998 and options for 200,000 shares vest and are exercisable in equal installments over three years commencing July 1, 2000.
(5) Options were granted on July 1, 1997. The options vest and are exercisable in equal installments over three years commencing July 1, 1998.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

          The following table sets forth information concerning outstanding options held by the Named Executive Officers during the fiscal year ended June 30, 1998.


                           SHARES                       NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-
                          ACQUIRED                     UNEXERCISED OPTIONS AT FISCAL YEAR       MONEY OPTIONS AT FISCAL YEAR
                             ON           VALUE                      END (#)                               END ($)
         NAME           EXERCISE (#)  REALIZED ($)          EXERCISABLE/UNEXERCISABLE             EXERCISABLE/UNEXERCISABLE
    -------------       ------------  ------------          -------------------------             -------------------------
Bobby G. Stevenson           --            --                   160,000 / 40,000                    5,728,000 / 1,432,000

Mac J. Slingerlend         76,666       2,115,456              756,667 / 426,667                   28,505,784 / 9,169,993

Lawrence D. Greenwood        --            --                       -- / 210,400                           -- / 4,398,664

William E. Storrison       203,372      4,646,988               53,336 / 266,664                    1,615,081 / 5,824,907

Richard A. Montoni          4,000        61,500                 15,609 / 100,391                      327,789 / 2,106,335

Donald R. Hahl               --            --                       -- /  10,400                           -- /   217,424

EMPLOYMENT AGREEMENTS

          The Company has agreements with the Named Executive Officers that have a term of one year and is annually renewable. Each employment agreement provides that an officer's compensation will include a base and a bonus. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times their annual compensation which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuance of medical, dental and disability benefits for 12 months following termination.

LONG-TERM DEFERRED COMPENSATION PLAN

          The Company has agreed to make certain post-employment payments to Mr. Slingerlend, or his designated beneficiary except in the event of a termination for cause. The payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company and will range from $50,000 to $100,000 annually, based on Mr. Slingerlend's age at the time of termination of employment. The benefits are also subject to certain vesting provisions.

          The Company has agreed to make certain post-employment payments to Mr. Montoni or his designated beneficiary except in the event of a termination for cause. The payments will be made for 15 years after Mr. Montoni's termination of employment with the Company and will range from $30,000 to $75,000 annually, based on the date of termination of employment. The benefits are also subject to certain vesting provisions.

THE COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

          The Compensation Committee (the "Committee") of the Board of Directors consists of its independent non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value.

          The Committee, among other things, considers the performance of the Company's operations, compensation of executive officers of competitors, salary surveys of industry related positions, the salary history of the particular officer and other compensation in place, including stock option awards. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

FISCAL 1998 COMPENSATION

          With respect to the Company's chief executive officer and the other Named Executive Officers, the Committee focused principally upon establishing appropriate base salary and incentive compensation. The chief executive officer and each of the other Named Executive Officers are parties to employment agreements with the Company that provide for base salary increases and bonuses at stipulated performance levels for Messrs. Slingerlend, Greenwood, Storrison, Montoni and Hahl. The base salary and bonuses granted the chief executive officer and the other Named Executive Officers with respect to fiscal 1998 are consistent with the Committee's objectives.

          The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term performance, as well as to align a portion of their compensation with the market value of the Common Stock. During fiscal 1998, stock options were granted to Messrs. Slingerlend, Greenwood, Storrison, Montoni and Hahl and to other members of management based upon their actual and potential contributions to the Company.



                                       Compensation Committee
                                       James A. Rutherford
                                       James C. Spira
                                       Roy L. Burger

PERFORMANCE GRAPH

          The following graph provides a comparison of the 51 month cumulative total return* among CIBER, Inc., their Peer Group Index, the S&P 500 Index, and the Russell 2000 Index.

For EDGAR representation of data points used in printed graphic see table below.

Since the S&P Index and the Russell 2000 Index are both broad equity market indices, the Company determined that it would be appropriate and more meaningful to investors to replace the Russell 2000 Index with an index comprised of peer issuers within the Company's industry. The peer group includes: Cambridge Technology Partners, Inc., Computer Horizons Corp., Computer Task Group, Inc., Keane, Inc., Renaissance Worldwide Inc., Sapient Corporation, Technology Solutions Company and Whittman-Hart, Inc.

* Assumes $100 invested on March 17, 1994 and in other indices including reinvestment of dividends. Fiscal year ended June 30.

Corresponding index value and Common Stock price values are given below:

                                   3/17/94   6/30/94   6/30/95   6/30/96   6/30/97   6/30/98
                                   -------   -------   -------   -------   -------   -------
CIBER, Inc.                        100.00    104.48    211.94    525.36    816.40    1,814.88
Peer Group Index                   100.00     94.52    153.65    382.61    607.64      942.34
S&P 500 Index                      100.00    100.42    126.60    159.52    214.88      279.68
Russell 2000 Index                 100.00     96.11    115.40    143.10    166.47      193.91

CIBER, Inc. Closing Stock Price    $2.094     2.188     4.438    11.000    17.094      38.000

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On December 2, 1996, the Company purchased CIBER Network Services, Inc. ("CNSI"), which was 85% owned by Bobby G. Stevenson, Mac J. Slingerlend and Prasong Suvarnasorn, each of whom were and remain officers and/or directors of the Company. Mr. Stevenson is also the Company's largest shareholder. In January 1998, additional contingent consideration of $1.2 million was paid to the selling shareholders, of which Messrs. Stevenson, Slingerlend and Suvarnasorn and members of their families received an aggregate of 40,832 shares of CIBER common stock and cash of $118,000. Additionally, the terms of purchase provide for additional contingent consideration of up to $1.4 million if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1998 and 1999. Any additional consideration will be payable in cash or CIBER common stock.

       PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The firm of KPMG Peat Marwick LLP served as independent auditors of the Company for the year ended June 30, 1998 and, upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to serve for the current fiscal year ending June 30, 1999. The Board of Directors is requesting ratification by the shareholders of the appointment of KPMG Peat Marwick LLP. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
          In the event this proposal is defeated, the vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, KPMG Peat Marwick LLP's appointment for the 1999 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.
          Ratification of KPMG Peat Marwick LLP's appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
                OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

          Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. Such proposals must be received by the Company not later than August 1, 1999 to be considered for inclusion in the proxy statement and proxy relating to the 1999 Annual Meeting of Shareholders. Any such proposals should be addressed to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

             ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION
               AND ANALYSIS AND CONSOLIDATED FINANCIAL STATEMENTS

          The 1998 Annual Report of the Company, as filed with the Commission, is being mailed to the shareholders with this Proxy Statement. The 1998 Annual Report is not to be considered part of the soliciting material.
          Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, is included herein on pages P-1 through P-26.

By order of the Board of Directors



/s/ Bobby G. Stevenson
Bobby G. Stevenson
Chairman of the Board

Englewood, Colorado
September 25, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO. WITH THE EXCEPTION OF HISTORICAL MATTERS AND STATEMENTS OF CURRENT STATUS, CERTAIN MATTERS DISCUSSED BELOW ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM TARGETS OR PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDE, AMONG OTHERS, GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION, THE ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS, DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS, MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS, PROJECT RISKS, PRICING AND MARGIN PRESSURE, COMPETITION, POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS, AND PRICE VOLATILITY, WHICH ARE DISCUSSED HEREIN UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE RESULTS". MANY OF THESE FACTORS ARE BEYOND THE COMPANY'S ABILITY TO PREDICT OR CONTROL. IN ADDITION, AS A RESULT OF THESE AND OTHER FACTORS, THE COMPANY'S PAST FINANCIAL PERFORMANCE SHOULD NOT BE RELIED ON AS AN INDICATION OF FUTURE PERFORMANCE.

OVERVIEW

The Company's revenues have increased from $158.4 million in fiscal 1994 to $550.4 million in fiscal 1998. The Company operates the CIBER Information Services ("CIS") Division and the CIBER Solutions ("Solutions") Division.
The CIS Division accounted for approximately 58% of the Company's total revenues in fiscal 1998, while the Solutions Division accounted for the remainder. The CIS Division provides application software development and maintenance services and millenium date change solutions. The Solutions Division is comprised of the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT"), The Summit Group, Inc. ("Summit") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and systems integration services. BIT specializes in the implementation and integration of PeopleSoft, Inc. software, including Human Resource, Financial Management and Accounting, Student Administration, Government, Manufacturing and Distribution products. Summit provides Lawson, J. D. Edwards, Oracle, Baan and other software implementation services, strategic consulting services, proprietary warehousing and traffic software, and is an industry remarketer of certain third party computer products. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.

The Company has grown significantly through mergers and acquisitions, as well as through internal growth. Growth in revenues from internal operations ("organic growth") was approximately 33% in fiscal 1998. For purposes of this report, the term "acquisition" refers to business combinations accounted for as a purchase and the term "merger" refers to business combinations accounted for as a pooling of interests. The Company's acquisitions involve the capitalization of intangible assets, which intangible assets are generally amortized over periods of up to 15 years for financial reporting purposes. The Company's consolidated financial statements include the results of operations of an acquired business since the date of acquisition. Mergers result in a one-time charge in the period in which the transaction is completed for costs associated with the business combination. Unless the effects are immaterial, the Company's consolidated financial statements are restated for all periods prior to a merger to include the results of operations, financial position and cash flows of the merged company. In addition, selling, general and administrative expenses may vary as a percentage of revenues depending on the fluctuations in the selling, general and administrative expenses of merged companies, if any, during any given period.

From July 1, 1995 to June 30, 1998, the Company completed 19 business combinations. In addition, subsequent to June 30, 1998, the Company completed the following two mergers:

EJR COMPUTER ASSOCIATES, INC. ("EJR") - On August 11, 1998, EJR merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued approximately 1,150,000 shares of its common stock and assumed substantially all of EJR's liabilities in exchange for all of the assets of EJR. EJR, located in Hoboken, New Jersey, provides data processing consulting and project management services similar to the Company's CIS Division. The Company's consolidated financial statements included herein, have not been restated for the EJR merger. The Company's consolidated financial statements issued in the future will be restated to include the results of operations, financial position, and cash flows of EJR. EJR had revenues of approximately $20 million, $23 million and $26 million during the years ended June 30, 1996, 1997 and 1998, respectively. The effects of this merger on the Company's historical pro forma net income and pro forma income per share are not expected to be material.

THE CUSHING GROUP, INC. ("CUSHING") - On August 31, 1998, Cushing merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued approximately 950,000 shares of its common stock and assumed substantially all of Cushing's liabilities in exchange for all of the assets of Cushing. Cushing, headquartered in Nashua, New Hampshire, provides distributed object technology consulting services and will operate within Spectrum. The effects of this merger on the Company's historical revenues, pro forma net income and pro forma income per share would not have been material. As a result, management does not intend to restate the Company's historical financial statements for this business combination.

In general, except for CNSI's product sales, the Solutions Division revenues provide higher gross margins than the CIS Division. However, the Solutions Division activities also involve higher selling, general and administrative expenses as a percentage of revenues. Consequently, fluctuations in gross margin and selling, general and administrative expenses as a percentage of revenues may be due to changes in the mix of revenues between the CIS Division and the Solutions Division. Management believes that operating income before amortization and merger costs, as a percentage of revenues, is a more meaningful indicator because it reflects the effects of revenue mix.

The following table sets forth, for the years indicated, certain items from the Company's consolidated statements of operations, expressed as a percentage of revenues and percentage change in the dollar amount of such items compared to the prior year:


                                                            Percentage of Revenues               Dollar % Increase
                                                              Year Ended June 30,                   Year to Year
                                                    ------------------------------------      ------------------------
                                                      1996           1997           1998      1996:1997      1997:1998
----------------------------------------------------------------------------------------------------------------------
Revenues                                             100.0%         100.0%         100.0%         41.8%          40.8%

Gross margin                                          32.1%          32.8%          35.1%         44.8           51.0
Selling, general and administrative expenses          24.2           23.4           23.1          37.2           39.1
                                                     ------------------------------------
   Operating income before amortization
     and merger costs                                  7.9            9.4           12.0          67.8           80.8
Amortization of intangible assets                       .7             .8             .7          72.0           27.5
Merger costs                                            .3             .3             .8          35.2          272.6
                                                     ------------------------------------
   Operating income                                    6.9            8.3           10.5          69.0           78.6
Interest and other income, net                          .3             .2             .3          18.7           48.7
                                                     ------------------------------------
   Income before income taxes                          7.2            8.5           10.8          66.8           77.7
Income tax expense                                     2.0            3.2            4.2         125.4           79.8
                                                     ------------------------------------
   Net income                                          5.2%           5.3%           6.6%         43.9           76.4
                                                     ------------------------------------
                                                     ------------------------------------

     Pro forma net income                              4.4%           5.1%           6.2%         64.8           72.4
                                                     ------------------------------------
                                                     ------------------------------------

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

The Company's revenues for fiscal 1998 increased 40.8% to $550.4 million from $390.8 million for fiscal 1997. This 40.8% revenue increase represents a 46.1% increase in consulting revenues and an 8.8% increase in other revenues.
 In fiscal 1998, CIS consulting revenues increased 41.1% to $317.1 million from $224.8 million in fiscal 1997 and the Solutions Division consulting revenues increased 56.2% to $173.5 million from $111.1 million in fiscal 1997. Other revenues increased to $59.8 million in fiscal 1998 from $54.9 million in fiscal 1997. CIS consulting revenues accounted for 64.6% and 66.9% of total consulting revenues, and 57.6% and 57.5% of total revenues in fiscal 1998 and 1997, respectively. The increase in CIS Division revenues is derived primarily from an increase in hours billed and, to a lesser extent, an increase in average billing rates. The increase in hours billed is due primarily to internal growth in branch offices. Solutions Division revenues increased primarily due to increased software implementation services and, to a lesser extent, increases in other consulting services and increases in billing rates.

Of the 46.1% increase in consulting revenues for fiscal 1998 in comparison to fiscal 1997, approximately 9.0% was due to revenues from acquired businesses or immaterial poolings of interests. The remainder of the increase was due to increased revenues from existing operations. Management believes this growth is reflective of increased demand for IT services, including an increased demand for year 2000 related services and increased demand for enterprise resource planning ("ERP") software implementation services.

Gross margin percentage improved to 35.1% of revenues in fiscal 1998 from 32.8% in fiscal 1997. This improvement is due to improved gross margins on both consulting services and other revenues.

Selling, general and administrative expenses were 23.1% of revenues for fiscal 1998 compared to 23.4% of revenues for fiscal 1997. The decrease as a percentage of revenues is primarily due to greater economies of scale at the administrative level of the Company.

Amortization of intangible assets increased to $3.9 million in fiscal 1998 from $3.1 million in fiscal 1997. This increase was due to the additional intangible assets resulting from mergers and acquisitions in fiscal 1998 and 1997.

Merger costs, primarily transaction related broker and professional costs, of $4.5 million were incurred in fiscal 1998 compared to $1.2 million in fiscal 1997.

Net interest and other income increased to $1.5 million in fiscal 1998 from $1.0 million in fiscal 1997 due to increased average cash balances available for investment.

After the pro forma adjustment to income tax expense, the Company's pro forma effective tax rates for fiscal 1998 and 1997 were 42.1% and 40.4%, respectively. This increase was due to increased nondeductible merger costs. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes income tax expense for S corporation operations that were not subject to income taxes.

The Company's pro forma net income increased 72.4% to $34.3 million in fiscal 1998 from $19.9 million in fiscal 1997.

FISCAL YEAR ENDED JUNE 30, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996

The Company's revenues for fiscal 1997 increased 41.8% to $390.8 million from $275.6 million for fiscal 1996. This 41.8% revenue increase represents a 38.9% increase in consulting revenues and a 62.4% increase in other revenues.
 In fiscal 1997, CIS consulting revenues increased 36.1% to $224.8 million from $165.2 million in fiscal 1996 and the Solutions Division consulting revenues increased 45.1% to $111.1 million from $76.6 million in fiscal 1996.
 Other revenues increased to $54.9 million in fiscal 1997 from $33.8 million in fiscal 1996. CIS consulting revenues accounted for 66.9% and 68.3% of total consulting revenues, and 57.5% and 59.9% of total revenues in fiscal 1997 and 1996, respectively. The increase in CIS Division revenues is derived primarily from an increase in hours billed and, to a lesser extent, an increase in average billing rates. The increase in hours billed is due primarily to internal growth in branch offices. Solutions Division total revenues increased approximately $21.7 million due to acquisitions, of which $12.2 million is other revenue. In addition, Solutions Division revenues increased due to increased software implementation services and, to a lesser extent, increases in other consulting services and increases in billing rates.

Of the 38.9% increase in consulting revenues for fiscal 1997 in comparison to fiscal 1996, approximately 5% was due to revenues from acquired businesses. The remainder of the increase was due to increased revenues from existing operations. Management believes this growth is reflective of increased demand for IT services, including an increased demand for year 2000 related services and increased demand for ERP software implementation services.

Gross margin percentage improved to 32.8% of revenues in fiscal 1997 from
32.1% of revenues in fiscal 1996.   This improvement is due to improved gross
margins on consulting services.

Selling, general and administrative expenses were 23.4% of revenues for fiscal 1997 compared to 24.2% of revenues for fiscal 1996. The decrease as a percentage of revenues is primarily due to greater economies of scale at the administrative level of the Company.

Amortization of intangible assets increased to $3.1 million in fiscal 1997 from $1.8 million in fiscal 1996. This increase was due primarily to the Company's acquisitions in fiscal 1997.

Merger costs, primarily transaction related broker and professional costs, of $1.2 million were incurred in fiscal 1997 compared to $901,000 in fiscal 1996.

Net interest income increased to $1.0 million in fiscal 1997 from $867,000 in fiscal 1996 due to increased average cash balances available for investment. As a result of the Company's November 1995 public sale of common stock, the Company reduced its borrowings under its bank line of credit and increased its investments in interest earning cash equivalent instruments.

After the pro forma adjustment to income tax expense, the Company's pro forma effective tax rates for fiscal 1997 and 1996 were 40.4% and 39.7%, respectively. This increase was primarily due to increased nondeductible merger costs and an increase in the Company's statutory federal rate from 34% to 35%. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes income tax expense for S corporation operations that were not subject to income taxes.

The Company's pro forma net income increased 64.8% to $19.9 million in fiscal 1997 from $12.1 million in fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1998, the Company had $108.3 million of working capital, of which $37.4 million was cash and cash equivalents, and had a current ratio of 3:1. The Company has primarily used its operating cash flow and the net proceeds from public offerings to finance working capital needs and acquisitions. The Company believes that its cash and cash equivalents, its operating cash flow and the availability of credit under its bank revolving line of credit will be sufficient to finance working capital needs through at least fiscal 1999.

Net cash provided by operating activities was $5.9 million, $17.9 million and $27.1 million in fiscal 1996, 1997 and 1998, respectively. Changes in operating assets and liabilities have used significant amounts of cash, primarily as a result of increases in accounts receivable.

The Company's accounts receivable increased 32.0% and 53.5% in fiscal 1997 and 1998, respectively, primarily as a result of the Company's increase in revenues and also due to the mix shift to more solution oriented engagements. The Company's accounts receivable totaled $117.6 million at June 30, 1998 compared to $76.6 million at June 30, 1997. Generally, due to the high quality and large size of the Company's clients, bad debt expenses have averaged less than 0.1% of revenue for the last several years. Accounts receivable days sales outstanding ("DSO") was 71 days at June 30, 1998, which management believes is in line with industry standards.

Net cash used in investing activities in fiscal 1996, 1997 and 1998 was $4.8
million, $27.4 million and $11.2 million, respectively.   The Company used
cash of $1.7 million, $19.3 million and $351,000 for acquisitions during fiscal 1996, 1997 and 1998, respectively. The Company also purchased property and equipment, primarily computer equipment, of $3.1 million, $7.2 million and $11.6 million during fiscal 1996, 1997 and 1998, respectively.

Net cash provided by (used in) financing activities in fiscal 1996, 1997 and 1998 was $12.0 million, $12.9 million and ($4.9 million), respectively. The Company obtained net cash proceeds from sales of common stock of $20.7 million, $22.9 million and $5.8 million in fiscal 1996, 1997 and 1998, respectively. In connection with the Company's acquisition of CNSI in fiscal 1997, the Company assumed CNSI's $1.9 million outstanding balance under a bank line of credit and $1.1 million of notes payable. The Company repaid these debt obligations and canceled CNSI's bank line of credit in fiscal 1997. In addition, various companies that have merged with CIBER have had outstanding balances on lines of credit and notes payable. Upon merger with CIBER, these borrowings were paid in full.

For the years ended June 30, 1996, 1997 and 1998, the Company recognized $2.6 million, $6.4 million and $9.1 million, respectively, as a direct increase to additional paid-in capital for the income tax benefits resulting from the exercise of stock options by employees.

The Company has a $20 million revolving line of credit with a bank. There were no outstanding borrowings under this bank line at June 30, 1997 and 1998. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. Borrowings are unsecured. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $15 million. The credit agreement expires in December 1998.

The Company's subsidiary, CNSI, has a $7.5 million unsecured inventory financing line of credit with a financial corporation. Amounts outstanding totaled approximately $2.2 million and $2.6 million at June 30, 1997 and 1998, respectively, and are included in trade payables on the Company's balance sheet.

The Company expects, although there can be no assurance, to be able to renew these lines of credit on similar terms.

Year 2000

The Company has completed an assessment of its internal information systems and does not believe there are any material issues or costs associated with preparing its internal systems for the year 2000. The Company believes that its non-information technology systems are not material to the Company's operations. The Company currently utilizes various third party computer software, and has obtained assurances that such software is year 2000 compliant. For purchases of new hardware and software, the Company's practice is to request year 2000 certification from its vendors. Because third party failures could have a material impact on the Company's ability to conduct business, the company is attempting to obtain written assurances from all material vendors that their systems are or will be year 2000 compliant. However, if either the Company or any material vendor or supplier experiences a failure of any critical system it could have a material adverse impact on the Company's business operations or require the Company to incur unanticipated expenses. If by January 1, 1999, the Company has not obtained reasonable assurances from material vendors and suppliers as to year 2000 compliance, the Company will consider alternatives, including the replacement of material vendors. In addition, the business interruption of any of the Company's significant clients, resulting from their year 2000 issues, could have a material adverse impact on the Company's revenues and results of operations.

Many of the Company's clients need to repair or replace their legacy systems because of year 2000 issues. The Company believes this is favorably impacting the demand for its services and products. The Company provides certain direct year 2000 services, like code renovation, the market for which the Company expects to diminish over time. The Company also believes that as companies focus on year 2000 issues, other less critical projects have been delayed. Therefore, the Company does not expect a decrease in the demand for its services as the year 2000 draws closer. However, given the lack of precedent for an issue of this nature, the Company's ability to forecast the impact of this issue on quarter to quarter operations is limited.

SEASONALITY

The Company experiences a moderate amount of seasonality. Typically, operating income as a percentage of revenues is lowest in the last quarter of each calendar year (the Company's second fiscal quarter) because more holidays and vacations are taken at that time of year resulting in fewer hours billed in that period.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This standard requires disclosure of financial and descriptive information about an entity's reportable operating segments. This standard is effective for fiscal years beginning after December 15, 1997 and requires restatement of comparative information for prior periods. The Company will provide the disclosures required by SFAS 131, if any, in its fiscal year 1999 financial statements. In addition, the Company believes the future adoption of FASB Statements No. 130, No. 132, and No. 133 and Statement of Position 97-2 "Software Revenue Recognition" will not have a material affect on its financial position or results of operations.

FACTORS THAT MAY AFFECT FUTURE RESULTS

Included in this report and elsewhere from time to time in other written reports and oral statements, including but not limited to, the Annual Report to Shareholders, quarterly shareholder letters, news releases and investor presentations, are forward-looking statements about the Company's business strategies, market potential, future financial performance and other matters which reflect management's current expectations. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements. Actual results may differ materially from those projected in any such forward-looking statements due to a number of factors, including, without limitation, those set forth below.

The Company operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse affect on the Company's business, financial condition, results of operations and the market price of its common stock.

GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION - As an integral part of its business strategy, the Company intends to continue to expand by acquiring information technology businesses. The Company continuously evaluates potential business combinations and aggressively pursues attractive transactions. From July 1 1995 through August 1998, the Company completed 21 business combinations. The success of this strategy depends not only upon the Company's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired businesses. Business combinations involve numerous risks, including the ability to manage geographically remote offices, the diversion of management's attention from other business concerns and the risks of entering markets in which the Company has limited or no direct experience. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets or future write-downs of the recorded values of assets acquired. There can be no assurance the Company will be able to combine additional business, or that any business combination will result in benefits to the Company, or that management will be able to manage effectively the resulting business. Additionally, the Company experiences competition for business combinations.

The Company may open new offices in attractive markets with its own personnel. Many of the Company's branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful. The Company's internal growth rate has been in excess of 20% for the past several years and is due in part to the growth of industry demand for information technology professional services, including the recent increase in demand resulting from year 2000 millenium date change service needs. There can be no assurance that this increased industry demand will continue in future years and, in particular, beyond the year 2000. There can be no assurance that the Company will be able to successfully start up, identify, acquire, or integrate what will ultimately be successful branch office operations.

ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS - The Company's future success will depend in part on its ability to hire and provide adequately trained consultants who can fulfill the increasingly sophisticated needs of its clients. The Company's on-going personnel needs arise from: (i) increased demand for the Company's services, (ii) turnover, which is generally high in the industry and (iii) client requests for consultants trained in the newest software and hardware technologies. Few of the Company's employees are bound by non-compete agreements. Competition for consultants in the information technology services industry is significant and the Company has had, and expects to continue to have, difficulty in attracting and retaining an optimal level of qualified consultants. In particular, competition is intense for the limited number of qualified project managers and professionals with specialized skills, such as a working knowledge of certain sophisticated software. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow.

DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS -The Company's five largest clients accounted for 14% of the Company's total revenues for the fiscal year ended June 30, 1998. No one client accounted for more than 10% of the Company's total revenues in fiscal 1998. The typical client contract term is one to three years and there can be no assurance that a client will renew its contract when it terminates. In addition, the Company's contracts are generally cancelable by the client at any time and clients may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of its business relationship with any of its significant clients would have a material adverse effect on the Company. Additionally, the Company has a significant relationship with PeopleSoft as a PeopleSoft implementation partner. In fiscal 1998, the Company derived approximately 9% of its total revenues from clients who purchased implementation services for their PeopleSoft software. In the event PeopleSoft products become obsolete or non-competitive or if the Company should lose its "implementation partner" status with PeopleSoft, the Company could suffer a material adverse effect.

MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS - The Company's rapid growth could place a substantial strain on its operational, administrative and financial resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its consultants. If the Company's management is unable to manage growth effectively or its consultants are unable to achieve anticipated performance levels, or if the integration of new businesses results in a material diversion of management's attention from the day-to-day operations of the business, the Company's results of operations would be materially adversely affected.

PROJECT RISKS - The Company has provided and intends to continue to provide increased project services to its clients. Projects are distinguishable from the Company's time-and-material contracts by the level of responsibility assumed by the Company and the potentially longer and more costly sales cycle of a project. These factors may cause fluctuations in quarterly results. In a typical project, the Company independently develops a program or maintains a system, whereas with time-and-material contracts, the Company's clients generally maintain responsibility for the overall tasks. The failure of a project or the failure of the Company to provide project services in a satisfactory manner could have a material adverse effect on the Company. Further, because the Company may undertake projects on a fixed-price basis and guarantee performance based upon defined operating specifications, cost overruns, unsatisfactory performance or unanticipated difficulties in completing such projects could have a material adverse effect on the Company's results of operations.

PRICING AND MARGIN PRESSURE - Many of the Company's larger clients purchase information technology services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other software services organizations and temporary placement agencies that may offer the same or similar services at equal or lower costs. Furthermore, as competition intensifies between information technology service providers, there may be increased demand for qualified consultants resulting in upward market pressure on consultant compensation. Additionally, certain of the Company's clients require that
their vendors reduce rates after services have commenced.   There can be no
assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to the Company's implementation services for software packages, the manufacturers of such software may have training requirements that inhibit the Company from competing effectively with other packaged software implementation providers. In addition, as the Company expands its service offerings to include a greater number of fixed-price projects, the Company may experience a decrease in margins as a result of unanticipated cost overruns resulting from the inability to meet various project requirements.

COMPETITION - The Company operates in a highly competitive and rapidly changing industry and competes with a variety of companies for positions on the vendor lists of particular clients. Most of these competing companies, many of which are significantly larger and have greater financial, technical and marketing resources, provide the same services as those offered by, and some offer a wider variety of services than, the Company. Many large accounting and management consulting firms offer services that overlap with a significant portion of the Company's services, and the Company competes with the internal information technology staffs of its clients and potential clients. Also, computer hardware and software companies are increasingly becoming involved in systems integration projects. Recently, temporary placement agencies, such as CoreStaff, Olsten and Interim, have begun expanding their businesses to provide computer-related services. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors. Additionally, over the past several years there has been an influx of foreign nationals who provide skilled computer programming services at lower pay scales than domestic programmers. Some of these foreign nationals are being hired as consultants directly by the Company's clients and potential clients, as well as by certain of the Company's competitors. Moreover, in an attempt to decrease costs, some of the Company's clients and potential clients are awarding business to competitors with operations in "low cost" foreign countries, including Ireland, India and the former Soviet Union. An increase in the use of skilled foreign national labor at lower rates or foreign software service firms by the Company's competitors or clients could have a material adverse effect on the Company.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS - The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly revenues or operating results generally include: costs relating to the expansion of the Company's business, the extent and timing of business acquisitions, the incurrence of merger costs, the timing of assignments from customers, the seasonal nature of the Company's business due to variations in holidays and vacation schedules, the introduction of new services by the Company or its competitors, price competition or price changes, general economic conditions and economic conditions specific to the information technology, consulting, or information technology staffing industries. Quarterly sales and operating results can be difficult to forecast even in the short term. Due to all of the foregoing factors, it is possible that the Company's revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of security analysts or investors. In such event, the trading price of the Company's common stock would likely be materially adversely affected.

PRICE VOLATILITY - The market price of the Company's common stock could be subject to significant fluctuations in response to variations in quarterly operating results, the Company's prospects, changes in earnings estimates by securities analysts and by economic, financial and other factors and market conditions that can effect the capital markets generally, the industry segment of which the Company is a part, the NYSE, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of the Company's common stock in the market, or the perception that such sales could occur, and by other events that are difficult to predict and beyond the Company's control. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Company's common stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no activities in derivative financial or commodity instruments. The Company's exposure to market risks, (i.e, interest rate risk, foreign currency exchange rate risk, equity price risk) through other financial instruments, including, among others, cash equivalents, accounts receivable, lines of credit, is not material.

                            INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
CIBER, Inc.:

We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.




                                       KPMG PEAT MARWICK LLP


Denver, Colorado
July 31, 1998, except as to Note 13,
which is as of August 31, 1998

                         CIBER, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED JUNE 30, 1996, 1997 AND 1998



IN THOUSANDS, EXCEPT PER SHARE DATA                        1996(1)        1997(1)          1998
                                                         ---------      ---------      ---------
Consulting services                                      $241,743       $335,874       $490,625
Other revenues                                             33,833         54,943         59,796
                                                         ---------      ---------      ---------
     Total revenues                                       275,576        390,817        550,421
                                                         ---------      ---------      ---------

Cost of consulting services                               162,137        221,496        313,724
Cost of other revenues                                     24,916         41,152         43,150
Selling, general and administrative expenses               66,693         91,530        127,317
Amortization of intangible assets                           1,795          3,087          3,936
Merger costs                                                  901          1,218          4,538
                                                         ---------      ---------      ---------
     Operating income                                      19,134         32,334         57,756
Interest and other income                                   1,174          1,452          1,751
Interest expense                                             (307)          (423)          (221)
                                                         ---------      ---------      ---------
     Income before income taxes                            20,001         33,363         59,286
Income tax expense                                          5,621         12,667         22,776
                                                         ---------      ---------      ---------
     Net income                                          $ 14,380       $ 20,696       $ 36,510
                                                         ---------      ---------      ---------
                                                         ---------      ---------      ---------

Pro forma information (unaudited) (Note 1(j)):
     Historical net income                               $ 14,380       $ 20,696       $ 36,510
     Pro forma adjustment to income tax expense            (2,312)          (803)        (2,207)
                                                         ---------      ---------      ---------
     Pro forma net income                                $ 12,068       $ 19,893       $ 34,303
                                                         ---------      ---------      ---------
                                                         ---------      ---------      ---------

     Pro forma income per share - basic                    $  .28         $  .43         $  .68

     Pro forma income per share - diluted                  $  .26         $  .40         $  .65

Weighted average shares - basic                            43,084         46,738         50,199

Weighted average shares - diluted                          46,555         49,457         52,687




(1) Restated for poolings of interests through June 30, 1998 - See Note 2.

See accompanying notes to consolidated financial statements.

                         CIBER, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            JUNE 30, 1997 AND 1998



                                                                JUNE 30,
                                                        ------------------------
 IN THOUSANDS, EXCEPT SHARE DATA                          1997(1)         1998
                                                        -----------    ---------
 ASSETS
 Current assets:
     Cash and cash equivalents                          $  26,471      $  37,437
     Investments                                            1,984              -
     Accounts receivable                                   76,636        117,595
     Inventories                                              917            618
     Prepaid expenses and other assets                      2,916          4,268
     Deferred income taxes                                  4,160          1,458
                                                        -----------    ---------
        Total current assets                              113,084        161,376
                                                        -----------    ---------
 Property and equipment, at cost                           20,184         32,203
 Less accumulated depreciation and amortization            (9,188)       (14,951)
                                                        -----------    ---------
        Net property and equipment                         10,996         17,252
                                                        -----------    ---------

 Intangible assets, net                                    34,383         33,597
 Deferred income taxes                                      1,112          2,068
 Other assets                                               1,716          2,119
                                                        -----------    ---------
        Total assets                                     $161,291       $216,412
                                                        -----------    ---------
                                                        -----------    ---------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
     Bank revolving lines of credit                      $  1,550           $  -
     Notes payable                                          2,419              -
     Trade payables                                        11,310         10,989
     Accrued compensation and payroll taxes                16,519         23,314
     Deferred revenues                                      2,063          4,097
     Other accrued expenses and liabilities                 8,039         11,450
     Income taxes payable                                   2,104          3,276
     Deferred income taxes                                  1,214              -
                                                        -----------    ---------
        Total current liabilities                          45,218         53,126
 Notes payable, net of current portion                        975              -
 Long-term acquisition costs payable                          100              -
                                                        -----------    ---------
        Total liabilities                                  46,293         53,126
                                                        -----------    ---------
 Commitments and contingencies
 Shareholders' equity:
     Preferred stock, $0.01 par value, 5,000,000 shares         -              -
       authorized, no shares issued
     Common stock, $0.01 par value, 80,000,000 shares
       authorized, 48,391,000 and 51,092,000 shares
       issued and outstanding                                 484            511
     Additional paid-in capital                            73,033         93,882
     Retained earnings                                     41,481         68,893
                                                        -----------    ---------
        Total shareholders' equity                        114,998        163,286
                                                        -----------    ---------
        Total liabilities and shareholders' equity       $161,291       $216,412
                                                        -----------    ---------
                                                        -----------    ---------


(1) Restated for poolings of interests through June 30, 1998 - See Note 2.

See accompanying notes to consolidated financial statements.

                         CIBER, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED JUNE 30, 1996, 1997 AND 1998



                                                                COMMON STOCK          ADDITIONAL                       TOTAL
                                                                ------------            PAID-IN       RETAINED     SHAREHOLDERS'
IN THOUSANDS                                               SHARES         AMOUNT        CAPITAL       EARNINGS         EQUITY
                                                           ------         ------        -------       --------         ------
BALANCES AT JULY 1, 1995 (1)                               19,794           $198        $15,082        $21,892       $ 37,172
Retroactive effect of March 1998 two-for-one stock split   19,793            198           (198)             -              -
                                                           ------------------------------------------------------------------
BALANCES AT JULY 1, 1995 - RESTATED FOR STOCK SPLIT        39,587            396         14,884         21,892         37,172
Public offering, net of offering costs of $1,532            3,824             38         18,952              -         18,990
Employee stock purchases and options exercised              1,344             14          1,234              -          1,248
Acquisition consideration                                      48              -            100              -            100
Sale of common stock by merged companies                      748              8            447             (8)           447
Tax benefit from exercise of stock options                      -              -          2,643              -          2,643
Termination of S corporation tax status of merged company       -              -            736           (736)             -
Compensation expense related to stock options                   -              -            119              -            119
Net income                                                      -              -              -         14,380         14,380
Distributions by merged companies                               -              -              -         (3,487)        (3,487)
                                                           ------------------------------------------------------------------
BALANCES AT JUNE 30, 1996 (1)                              45,551            456         39,115         32,041         71,612
Public offering, net of offering costs of $1,390            1,220             12         16,915              -         16,927
Employee stock purchases and options exercised              1,432             14          3,316              -          3,330
Acquisition consideration                                     186              2          2,567              -          2,569
Sale of common stock by merged companies                        -              -          2,651              -          2,651
Tax benefit from exercise of stock options                      -              -          6,366              -          6,366
Termination of S corporation tax status of merged company       -              -          2,041         (2,041)             -
Compensation expense related to stock and stock options         2              -             62              -             62
Net income                                                      -              -              -         20,696         20,696
Distributions by merged companies                               -              -              -         (8,514)        (8,514)
Adjustment to conform year end of merged companies              -              -              -           (701)          (701)
                                                           ------------------------------------------------------------------
BALANCES AT JUNE 30, 1997 (1)                              48,391            484         73,033         41,481        114,998
Note payable paid with stock                                   51              1          1,105              -          1,106
Employee stock purchases and options exercised              1,407             14          5,752              -          5,766
Acquisition consideration                                      96              1          1,150              -          1,151
Immaterial poolings of interests                            1,145             11            347          1,834          2,192
Tax benefit from exercise of stock options                      -              -          9,149              -          9,149
Termination of S corporation tax status of merged companies     -              -          3,287         (3,287)             -
Compensation expense related to stock and stock options         2              -             59              -             59
Net income                                                      -              -              -         36,510         36,510
Distributions by merged companies                               -              -              -         (7,645)        (7,645)
                                                           ------------------------------------------------------------------
BALANCES AT JUNE 30, 1998                                  51,092           $511        $93,882        $68,893       $163,286
                                                           ------------------------------------------------------------------
                                                           ------------------------------------------------------------------


(1) Restated for poolings of interests through June 30, 1998 - See Note 2.

See accompanying notes to consolidated financial statements.

                         CIBER, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998



IN THOUSANDS                                               1996(1)        1997(1)         1998
                                                          --------       --------       -------
OPERATING ACTIVITIES:
  Net income                                              $14,380        $20,696        $36,510
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                         3,753          6,272          9,443
      Deferred income taxes                                  (686)          (859)        (4,672)
      Other                                                   119             32             48
      Changes in operating assets and liabilities,
       net of the effect of acquisitions:
          Accounts receivable                             (18,026)       (14,900)       (34,618)
          Inventories                                      (1,026)         1,927            299
          Other current and long-term assets               (1,107)        (2,245)        (3,327)
          Trade payables                                    3,694         (1,322)        (2,072)
          Accrued compensation and payroll taxes              762          3,826          5,294
          Deferred revenues                                 1,214            156          2,034
          Other accrued expenses and liabilities            1,430            409          3,350
          Income taxes payable                              1,395          3,866         14,783
                                                          --------       --------       -------
            Net cash provided by operating activities       5,902         17,858         27,072
                                                          --------       --------       -------

INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired                       (1,725)       (19,290)          (351)
  Purchases of property and equipment                      (3,081)        (7,188)       (11,648)
  Purchases of investments                                    (34)        (2,039)          (905)
  Sales of investments                                          -          1,111          1,695
                                                          --------       --------       -------
            Net cash used in investing activities          (4,840)       (27,406)       (11,209)
                                                          --------       --------       -------

FINANCING ACTIVITIES:
  Proceeds from sales of common stock, net                 20,685         22,908          5,766
  Net payments on bank lines of credit                     (5,200)        (1,568)        (1,985)
  Payments on notes payable                                (1,512)        (3,451)        (2,650)
  Borrowings on notes payable                               1,497          3,545            247
  Distributions by merged companies                        (3,487)        (8,514)        (6,275)
                                                          --------       --------       -------
            Net cash provided by (used in) financing
             activities                                    11,983         12,920         (4,897)
                                                          --------       --------       -------

            Net increase in cash and cash equivalents      13,045          3,372         10,966
Cash and cash equivalents, beginning of year               10,475         23,520         26,471
Adjustment to conform fiscal year of merged companies           -           (421)             -
                                                          --------       --------       -------
Cash and cash equivalents, end of year                    $23,520        $26,471        $37,437
                                                          --------       --------       -------
                                                          --------       --------       -------


(1) Restated for poolings of interests through June 30, 1998 - See Note 2.

See accompanying notes to consolidated financial statements.

                         CIBER, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 1996, 1997 AND 1998

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  NATURE OF OPERATIONS

CIBER, Inc. and Subsidiaries ("CIBER" or the "Company") is a nationwide provider of system integration consulting services in four principal areas: management consulting for business/IT solutions, Enterprise Resource Planning ("ERP") implementation services, information technology consulting services and network technology design/integration consulting.

The CIBER Information Services ("CIS") Division provides application software development and maintenance services and millenium date change solutions. The CIBER Solutions ("Solutions") Division is comprised of the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT"), The Summit Group, Inc. ("Summit") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and systems integration services. BIT specializes in the implementation and integration of PeopleSoft, Inc. software, including Human Resource, Financial Management and Accounting, Student Administration, Government, Manufacturing and Distribution products. Summit provides Lawson, J. D. Edwards, Oracle, Baan and other software implementation services, strategic consulting services, proprietary warehousing and traffic software, and is an industry remarketer of certain third party computer products. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.

(B)  PRINCIPLES OF CONSOLIDATION AND INTERIM FINANCIAL INFORMATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

(C)  CASH EQUIVALENTS

All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. Cash equivalents consist of money market funds of $3,900,000 and $10,199,000 at June 30, 1997 and 1998,
respectively, and investment grade commercial paper of $14,742,000 and $21,179,000 at June 30, 1997 and 1998, respectively.

(D)  INVESTMENTS

Investments primarily consist of mutual funds. Investments are classified as available-for-sale and are recorded at fair value. Unrealized holding gains and losses were not material at June 30, 1997. Realized gains and losses on the sale of investments were not material.

(E)  INVENTORIES

Inventories consist of computer networking equipment and supplies and are stated at the lower of cost or market using the first-in, first-out method.

(F)  PROPERTY AND EQUIPMENT

Property and equipment, which consists primarily of computer equipment and furniture, is stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives, ranging primarily from five

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

to seven years. Depreciation expense was $1,958,000, $3,185,000 and $5,507,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

(G)  INTANGIBLE ASSETS

Intangible assets consist of goodwill, client lists, noncompete agreements, and software license costs. Goodwill is amortized over 12 to 15 years. Client lists are amortized over the estimated useful lives ranging from two to eight years. Noncompete agreements and software license costs are amortized over the terms of the contracts that range from one to six years. Amortization is recorded using the straight-line method.

Intangible assets are reviewed for impairment when events indicate the
carrying amount of intangible assets may not be recoverable.   Impairments
would be considered to exist when the estimated non-discounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Impairment, if any, will be measured based on forecasted future discounted operating cash flows.

(H)  REVENUE RECOGNITION

The Company provides consulting services under time-and-material and fixed-price contracts. The Company recognizes revenue under time-and-material contracts as hours and costs are incurred. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs.
Losses, if any, on fixed-price contracts are recognized when the loss is determined.

Other revenues include sales of computer hardware products, software license
and maintenance fees, and commissions on computer product sales.   Revenues
related to the sale of computer products are recognized when the product is shipped. Software license fee revenues are recognized over the period of the software implementation and revenues from maintenance agreements are recognized ratably over the maintenance period.

Consulting services revenues also include reimbursable expenses directly incurred in providing services to clients, of approximately $7,179,000, $9,424,000 and $14,843,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

(I)  INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Certain companies which merged with CIBER in business combinations accounted for as poolings of interests, had elected S corporation status for U.S. federal income tax purposes, and therefore, were generally not subject to income taxes. Accordingly, no income tax expense is included in the historical consolidated financial statements for the operations of these S corporation companies prior to their merger with CIBER. The related net deferred tax asset or liability of these companies at the date of their respective merger with CIBER is recorded as income tax benefit or expense. Spectrum had elected S corporation status during the quarter ended December 31, 1995, and as a result, income tax expense for the quarter ended December 31, 1995 includes a one-time tax benefit of $818,000, resulting from the elimination of Spectrum's net deferred tax liability.

(J)  PRO FORMA NET INCOME

To properly reflect the Company's pro forma net income, the net income of certain companies prior to their merger with CIBER, which was not subject to income taxes because of their S corporation status, has been tax effected and included in the pro forma adjustment to income tax expense. This adjustment was computed as if these merged companies had been taxable entities subject to income taxes for all periods prior to their merger with CIBER at the

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

marginal rates applicable in such periods. In addition, the pro forma adjustments to income tax expense for the years ended June 30, 1996, 1997 and 1998 eliminate the income tax expense (benefit) of $475,000, $1,717,000 and ($135,000), respectively, representing the one-time income tax expense (benefit) resulting from the termination of the S corporation status of these companies. Also, the pro forma adjustment to income tax expense for the year ended June 30, 1996 eliminates the income tax benefit of $818,000 resulting from Spectrum's conversion to an S corporation.

(K)  PRO FORMA INCOME PER SHARE

At December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share." All prior-period earnings per share ("EPS") data has been restated. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the effects of the potential dilution of the Company's stock options, determined using the treasury stock method. The computation of weighted average shares includes the shares and options issued in connection with business combinations accounted for as poolings of interests as if they had been outstanding for all periods prior to the merger.

(L)  STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations ("APB 25"). The Company measures stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. CIBER generally grants stock options at fair market value at the date of grant.
The pro forma disclosures of net income and income per share, as if the fair-value based method defined in SFAS 123 had been applied, are provided in
Note 8.

(M)  STOCK SPLIT

In March 1998, CIBER increased its authorized shares of common stock to 80,000,000 from 40,000,000 and the Board of Directors approved a two-for-one stock split (effected in the form of a stock dividend) that was effective March 31, 1998. All agreements concerning stock options and other commitments paid in shares provide for the issuance of additional shares due to the declaration of the stock split. The stock split has been reflected in the Consolidated Statement of Shareholders' Equity as of July 1, 1995 and all references to number of shares and to per share information in the consolidated financial statements and notes thereto, have been adjusted to reflect the stock split on a retroactive basis.

(N)  ESTIMATES

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(O)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's financial instruments approximates their carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments which approximate current market rates.

(P)  RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(2)  POOLINGS OF INTERESTS

From July 1, 1997 to June 30, 1998 the following companies merged with CIBER in business combinations accounted for as poolings of interests ("mergers"):

THE SUMMIT GROUP, INC. ("SUMMIT") - On May 4, 1998, CIBER, Inc. issued 4,262,860 shares of its common stock in exchange for all of the outstanding common stock of Summit. Summit, headquartered in Mishawaka, Indiana, provides software implementation and strategic consulting services, proprietary warehousing and traffic software, and is an industry remarketer of certain third party computer products.

STEP CONSULTING, INC. ("STEP") - On April 30, 1998, CIBER, Inc. issued 131,242 shares of its common stock and assumed substantially all of Step's liabilities in exchange for all of the assets of Step. Step, headquartered in Greensboro, North Carolina, provided consulting services similar to Spectrum.

COMPUTER RESOURCE ASSOCIATES, INC. ("CRA") - On March 2, 1998, CIBER, Inc. issued 530,910 shares of its common stock and assumed substantially all of CRA's liabilities in exchange for all of the assets of CRA. CRA, headquartered in Harrisburg, Pennsylvania, provided consulting services similar to the CIS Division of CIBER.

ADVANCED SYSTEMS ENGINEERING, INC. ("ASE") - On March 2, 1998, CIBER, Inc. issued 382,602 shares of its common stock and assumed substantially all of ASE's liabilities in exchange for all of the assets of ASE. ASE, located in Aurora, Colorado, provided consulting services similar to the CIS Division of CIBER.

TECHWARE CONSULTING, INC. ("TECHWARE") - On November 26, 1997, the Company issued 747,836 shares of its common stock and assumed substantially all of Techware's liabilities in exchange for all of the assets of Techware. Techware, headquartered in Irving, Texas, provided consulting services similar to the CIS Division of CIBER.

FINANCIAL DYNAMICS, INC. ("FDI") - On November 24, 1997, the Company issued 1,128,054 shares of its common stock, granted options for 97,220 shares of its common stock (at an aggregate exercise price of $217,000) and assumed substantially all of FDI's liabilities in exchange for all of the assets of FDI. The CIBER stock options replaced existing FDI stock options. FDI, headquartered in McLean, Virginia, provided consulting services similar to Spectrum.

THE CONSTELL GROUP, INC. ("CONSTELL") - On October 24, 1997, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding common stock of Constell. Constell, headquartered in Elmwood Park, New Jersey, provided consulting services similar to Spectrum and the CIS Division of CIBER.

BAILEY & QUINN, INC. ("BQI") - On October 22, 1997, the Company issued approximately 148,000 shares of its common stock and assumed substantially all of BQI's liabilities in exchange for all of the assets of BQI. BQI, located in Norcross, Georgia, provided consulting services similar to the CIS Division of CIBER.

SOFTWAREXPRESS, INC. D/B/A RELIANT INTEGRATION SERVICES, INC. ("RELIANT") - On August 21, 1997, the Company issued 1,183,276 shares of its common stock and assumed substantially all of Reliant's liabilities in exchange for all of the assets of Reliant. Reliant, located in Menlo Park, California, provided network integration services and equipment, and has become part of CNSI.

KCM COMPUTER CONSULTING, INC. ("KCM") - On July 18, 1997, the Company issued 861,700 shares of its common stock in exchange for all of the outstanding
common stock of KCM.   KCM, located in Calverton, Maryland, provided
consulting services similar to the CIS Division of CIBER.

The Company's consolidated financial statements have been restated to include the results of operations, financial position, and cash flows of Reliant, Constell, FDI, Techware, ASE, CRA and Summit. Generally, in recording mergers, the fiscal year ends of merged companies, if different from CIBER's, have been conformed to CIBER's June 30 fiscal year end. In restating for the Constell and ASE mergers, their operations for the twelve months ended June 30, 1997 were combined with CIBER's for the year ended June 30, 1997 and their operations for the twelve months ended December 31, 1995 were combined with CIBER's for the year ended June 30, 1996. As a result,

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Constell's operations for the six month period from January 1, 1996 to June 30, 1996 (which included revenues, net loss and pro forma net loss of $5,998,000, $159,000 and $96,000, respectively) are not included in CIBER's restated consolidated financial statements and ASE's operations for the six month period from January 1, 1996 to June 30, 1996 (which included revenues, net income and pro forma net income of $5,226,000, $430,000 and $258,000, respectively) are not included in CIBER's restated consolidated financial
statements.   The poolings of interests with KCM, BQI and Step are considered by management to be immaterial and therefore the Company's historical financial statements have not been restated for these business combinations. Selected financial data of CIBER, Reliant, collectively of Constell, FDI and Techware, collectively of ASE and CRA and of Summit prior to their merger with CIBER, and on a combined basis, were (in thousands, except per share data):

                                                                     PRIOR TO MERGER WITH CIBER
                                                                      CONSTELL,             ASE
                                                                         FDI, &              &
                                             CIBER        RELIANT       TECHWARE            CRA         SUMMIT       COMBINED
                                          -----------------------------------------------------------------------------------
NINE MONTHS ENDED 3/31/98*
     Revenues                             $361,783              -              -              -        $38,423      $ 400,206
     Net income                             20,567              -              -              -          3,379         23,946
     Pro forma net income                   21,707              -              -              -          2,028         23,735
     Pro forma income per share-diluted     $  .45                                                                  $     .45
SIX MONTHS ENDED 12/31/97*
     Revenues                             $220,746              -              -        $14,987        $22,862      $ 258,595
     Net income                             10,997              -              -            651            906         12,554
     Pro forma net income                   12,004              -              -            525            544         13,073
     Pro forma income per share-diluted     $  .26                                                                  $     .25
THREE MONTHS ENDED 9/30/97*
     Revenues                            $  94,539              -        $10,867         $7,123        $10,713      $ 123,242
     Net income (loss)                       5,779              -             (6)           411            306          6,490
     Pro forma net income                    5,650              -             59            321            184          6,214
     Pro forma income per share-diluted     $  .13                                                                  $     .12
YEAR ENDED 6/30/97
     Revenues                             $262,274        $35,536        $35,242        $24,129        $33,636      $ 390,817
     Net income                             14,625          1,801            340          1,670          2,260         20,696
     Pro forma net income                   15,933          1,086            278          1,240          1,356         19,893
     Pro forma income per share-diluted     $  .39                                                                  $     .40
YEAR ENDED 6/30/96
     Revenues                             $187,653        $30,299        $20,788        $13,024        $23,812      $ 275,576
     Net income                             10,007            880            493            893          2,107         14,380
     Pro forma net income                    9,228            528            423            625          1,264         12,068
     Pro forma income per share-diluted     $  .24                                                                  $     .26



* Information for the three months ended September 30, 1997, the six months ended December 31, 1997 and the nine months ended March 31, 1998 is unaudited.

In fiscal 1997, the following companies merged with CIBER in business combinations accounted for as poolings of interests:

TECHNICAL SUPPORT GROUP, INC.("TSG") - On November 27, 1996, the Company issued 740,752 shares of its common stock in connection with the merger of TSG with CIBER.

TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG") - On November 26, 1996, the Company issued 484,358 shares of its common stock and granted options for 326,014 shares of the Company's common stock (at an aggregate exercise price of $547,000) in connection with the merger of TMG with CIBER.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

SPECTRUM TECHNOLOGY GROUP, INC. ("SPECTRUM") - On September 3, 1996, the Company issued 1,706,232 shares of its common stock in connection with the merger of Spectrum with CIBER.

In May 1996, the Company issued 1,918,070 shares of its common stock and stock options to purchase 144,370 shares of common stock in connection with the merger of Practical Business Solutions, Inc. with CIBER.

(3)  ACQUISITIONS

From July 1, 1995 through June 30, 1998, CIBER made certain acquisitions for cash or cash and stock, as set forth below. Each of these acquisitions has been accounted for under the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

DAVIS, THOMAS & ASSOCIATES, INC. ("DTA") - On March 14, 1997 the Company acquired the business operations and certain assets of DTA for $13.5 million, consisting of $13.2 million in cash and the assumption of $339,000 of liabilities. The Company recorded goodwill of $13.1 million related to this acquisition.

CIBER NETWORK SERVICES, INC. - On December 2, 1996, the Company acquired CNSI, which was majority owned by certain officers of the Company, for consideration of $3.7 million, consisting of 137,262 shares of the Company's common stock and $1.2 million in cash. In addition, the Company assumed net liabilities of $772,000, resulting in a total initial purchase price of $4.5 million. Additionally, the terms of purchase provided for contingent consideration based on certain performance objectives of CNSI in each of the 12-month periods ending October 31, 1997, 1998 and 1999. Any contingent consideration earned is payable at the sellers' option in the Company's common stock, at the then prevailing market price, or in cash. At June 30, 1997, the Company believed that the contingent consideration for the period ended October 31, 1997 would be earned, and recorded additional goodwill and an accrued liability of $1.2 million. In January 1998, the Company paid this additional consideration of $1.2 million, consisting of 48,692 shares of the CIBER common stock and $124,000 in cash. In addition, at June 30, 1998, the Company believes the contingent consideration for the period ending October 31, 1998 will be earned, and has recorded additional goodwill and an accrued liability of $1.2 million. Up to $200,000 of contingent consideration may be earned in the 12-month period ending October 31, 1999. The Company has recorded total goodwill of $6.9 million related to this acquisition at June 30, 1998. Any additional contingent consideration paid will be accounted for as additional goodwill. For income tax purposes, this acquisition was a non-taxable transaction.

BUSINESS SYSTEMS DEVELOPMENT DIVISION - In July 1996, the Company acquired certain assets, liabilities and all of the business operations of the Business Systems Development division of DataFocus, Inc., Fairfax, Virginia, a subsidiary of KTI, Inc. The aggregate purchase price was $5.0 million, of which $4.8 million has been allocated to goodwill and $229,000 has been allocated to other net assets.

OASYS, INC. - In March 1996, the Company acquired certain assets and all of the business operations of Oasys, Inc., located near Columbus, Ohio, for $769,000 in cash. The Company recorded initial goodwill of $740,000 related to this acquisition. In addition, if the operations acquired achieve certain levels of revenue through December 31, 1998, the Company would be required to pay additional cash consideration to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill.
In January 1997 and 1998, the Company paid additional consideration of $45,000 and $227,000 respectively, related to this acquisition.

MINNESOTA BRANCH - In September 1995, the Company acquired certain assets and liabilities and all of the business operations of the Rochester, Minnesota branch office of Broadway & Seymour, Inc. The consideration paid for this acquisition was $956,000 in cash and the assumption of $16,000 of net liabilities. The Company recorded goodwill of $972,000 related to this acquisition.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(4)  INTANGIBLE ASSETS

Intangible assets consist of the following at June 30 (in thousands):

                                           1997           1998
                                         --------       --------
           Goodwill                      $31,255        $ 32,715
           Client lists                    6,801           6,801
           Noncompete agreements           2,144           3,834
           Software license costs            255             255
                                         --------       ---------
                                          40,455          43,605
           Less accumulated amortization  (6,072)        (10,008)
                                         --------       ---------
                                         $34,383        $ 33,597
                                         --------       ---------
                                         --------       ---------


(5)  REVOLVING LINES OF CREDIT AND NOTES PAYABLE

The Company has a $20 million revolving line of credit with a bank. There were no outstanding borrowings under this bank line of credit at June 30, 1997 and 1998. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. Borrowings are unsecured. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $15 million. The credit agreement expires in December 1998. The terms and conditions of the credit agreement include several covenants, including those whereby the Company agrees to the maintenance of a certain net worth and debt service coverage ratios among other things. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

The Company's subsidiary, CNSI, has a $7.5 million unsecured inventory financing line of credit with a financial corporation. Amounts outstanding totaled approximately $2.2 million and $2.6 million at June 30, 1997 and 1998, respectively, and are included in trade payables on the Company's balance sheet.

Several companies which have merged with CIBER since July 1, 1997 had outstanding balances under revolving lines of credit and notes payable.
These lines of credit and notes payable were secured by certain assets of the merged companies. Upon merger with CIBER, these revolving lines of credit and notes payable were paid in full and cancelled. In connection with the merger of Techware with CIBER, CIBER issued 50,938 shares of its common stock having a value of $1,106,000 in satisfaction of a note payable, including accrued interest, to a Techware shareholder.

(6)  LEASES

The Company has several noncancelable operating leases for office space. Rental expense for operating leases totaled $3,950,000, $5,883,000 and $8,543,000 for the years ended June 30, 1996, 1997 and 1998, respectively.

Future minimum lease payments as of June 30, 1998 are (in thousands):


     Year ending June 30:
       1999                                              $ 8,835
       2000                                                7,834
       2001                                                6,252
       2002                                                4,906
       2003                                                3,434
       Thereafter                                          5,080
                                                         -------
         Total minimum lease payments                    $36,341
                                                         -------
                                                         -------

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(7)  INCOME TAXES

Income tax expense (benefit) for the years ended June 30 consists of the following (in thousands):


                                             1996           1997         1998
                                            ------        -------      -------
 Current:
   Federal                                  $5,278        $10,880      $23,085
   State and local                             919          2,172        3,960
   Foreign                                     110            474          403
                                            -------       --------     --------
                                             6,307         13,526       27,448
                                            -------       --------     --------
 Deferred:
   Federal                                    (612)          (721)      (3,988)
   State and local                             (74)          (138)        (684)
                                            -------       --------     --------
                                              (686)          (859)      (4,672)
                                            -------       --------     --------
          Income tax expense                $5,621        $12,667      $22,776
                                            -------       --------     --------
                                            -------       --------     --------

Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate (34% for the year ended June 30, 1996 and 35% for the years ended June 30, 1997 and 1998) to income before income taxes as a result of the following (in thousands):

                                                                         1996             1997           1998
                                                                       -------          -------        -------
Tax at federal statutory rate                                          $ 6,800          $11,677        $20,750
Increase (decrease) in income taxes resulting from:
  State and local income taxes, net of federal income tax benefit          643            1,171          2,140
  Nondeductible merger costs                                                38              383          1,540
  Termination of S corporation status of merged companies, including
    state income taxes, net of federal income tax benefit                  475            1,717           (135)
  Conversion of merged company to S corporation                           (818)               -              -
  S corporation income of merged companies                              (1,665)          (2,312)        (1,568)
  Other                                                                    148               31             49
                                                                       -------          -------        -------
    Income tax expense                                                  $5,621          $12,667        $22,776
                                                                       -------          -------        -------
                                                                       -------          -------        -------

Effective tax rate                                                       28.1%            38.0%          38.4%
                                                                       -------          -------        -------
                                                                       -------          -------        -------


TAX BENEFIT OF STOCK OPTIONS EXERCISED - For the years ended June 30, 1996, 1997 and 1998, the Company recognized $2,643,000, $6,366,000 and $9,149,000, respectively, as a direct increase to additional paid-in capital for the income tax benefit resulting from the exercise of stock options by employees.
 At June 30, 1997, the Company recorded $4,929,000 as a deferred tax asset, for the portion of the income tax benefit resulting from the exercise of stock options in the current fiscal year that reduced income taxes payable in the following fiscal year. The tax benefit from the exercise of stock options in fiscal 1998 reduced income taxes payable for fiscal 1998.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The components of the net deferred tax asset or liability at June 30 are as follows (in thousands):


                                                                        1997             1998
                                                                      --------         --------
  Deferred tax assets:
    Intangible assets, due to differences in amortization periods     $  1,112         $  2,068
    Accounts payable                                                       683              206
    Accrued expenses, not currently tax deductible                       1,977            2,101
    Deferred revenue                                                         -            1,240
    Future tax benefit of stock options exercised                        4,929                -
    Other                                                                  181                -
                                                                      --------         --------
                                                                         8,882            5,615
  Deferred tax liabilities:
    Accounts receivable                                                 (4,824)          (2,089)
                                                                      --------         --------
      Net deferred tax asset                                          $  4,058         $  3,526
                                                                      --------         --------
                                                                      --------         --------

Balance sheet classification of net deferred tax asset (liability):

   Deferred tax asset-current                                         $  4,160         $  1,458
   Deferred tax asset-long term                                          1,112            2,068
   Deferred tax liability-current                                       (1,214)               -
                                                                      --------         --------
      Net deferred tax asset                                          $  4,058         $  3,526
                                                                      --------         --------
                                                                      --------         --------


Deferred taxes related to accounts payable and accounts receivable are primarily related to certain merged companies utilizing the cash basis of accounting for income tax purposes prior to their merger with CIBER. Based on its evaluation of current and anticipated future taxable income, the Company believes sufficient taxable income will be generated to realize the deferred tax assets.

(8)  STOCK PURCHASE AND STOCK OPTION PLANS

The Company has five stock-based compensation plans, which are described below.

EMPLOYEE STOCK PURCHASE PLAN - The Company has a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. Up to 2,000,000 shares of common stock may be issued under the Employee Stock Purchase Plan. During the years ended June 30, 1996, 1997 and 1998 employees purchased 180,536, 179,440 and 197,565 shares of common stock, respectively.

1989 STOCK OPTION PLAN - The Company established a stock option plan in 1989 that was discontinued during fiscal 1994. The options are 100% vested as of July 1, 1995 and are subject to certain restrictions. The options expire twenty years after the date of grant through 2013.

EMPLOYEES' STOCK OPTION PLAN - The Company has a stock option plan for employees and up to 8,000,000 shares of the Company's common stock are authorized for issuance under this plan. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The number and nature of awards granted is determined by the Compensation Committee of the Board of Directors. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant.

DIRECTORS' STOCK OPTION PLAN - Up to 200,000 shares of the Company's common stock are authorized for issuance to non-employee, non-affiliate directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

DIRECTORS' STOCK COMPENSATION PLAN - The Company established in fiscal 1997 a stock compensation plan for non-employee directors. Up to 50,000 shares of the Company's common stock are authorized for issuance under this plan. Each non-employee director is issued shares having a value of approximately $2,500 for attendance at each meeting of the Company's Board of Directors. The number of shares issued is based on the quoted price of the Company's common stock. During the years ended June 30, 1997 and 1998, the Company issued 1,664 and 1,233 shares, respectively, of common stock under this plan.

At June 30, 1998, there were 9,647,000 shares of common stock reserved for future issuance under the Company's stock-based compensation plans.

The Company applies APB 25 in accounting for its stock-based compensation plans. The compensation cost that has been expensed for these plans for the years ended June 30, 1996, 1997 and 1998 was $119,000, $62,000 and $59,000,
respectively. Had the Company determined compensation cost for its stock-based compensation plans based on the fair value at the grant date, as calculated in accordance with SFAS 123, the Company's net income, pro forma net income, and pro forma income per share for the years ended June 30 would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                         1996         1997      1998
                                                        -------      -------   -------
   Net income                             As reported   $14,380      $20,696   $36,510
                                          Pro forma      13,503       18,491    31,549

   Pro forma net income                   As reported    12,068       19,893    34,303
                                          Pro forma      11,191       17,688    29,342

   Pro forma income per share - basic     As reported       .28          .43       .68
                                          Pro forma         .26          .38       .58

   Pro forma income per share - diluted   As reported       .26          .40       .65
                                          Pro forma         .24          .36       .55

The effect of applying SFAS 123 in this disclosure may not be indicative of the effect on reported net income for future years. SFAS 123 does not apply to options granted prior to July 1, 1995 and additional option grants are anticipated in future years.

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                 1996    1997     1998
                                                ------------------------
                     Expected life              5 years  5 years  5 years
                     Risk free interest rate       6.1%     6.3%     6.0%
                     Expected volatility            50%      50%      50%
                     Dividend yield                  0%       0%       0%

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

A summary of the status of the Company's stock option plans as of June 30 and changes during the years ending on those dates is presented below (shares in thousands):

                                                    1996                          1997                          1998
                                            ---------------------         ---------------------         ---------------------
                                                         WEIGHTED                      WEIGHTED                      WEIGHTED
                                                          AVERAGE                       AVERAGE                       AVERAGE
                                                         EXERCISE                      EXERCISE                      EXERCISE
                                            SHARES        PRICE           SHARES        PRICE           SHARES        PRICE
                                            ------       --------         ------       --------         ------       --------
Outstanding at beginning of year             4,738          $0.65          4,503          $1.67          4,103        $  4.17
Granted                                        927           5.30          1,052          12.24          2,541          21.04
Exercised                                   (1,160)          0.39         (1,252)          1.26         (1,215)          2.11
Canceled                                        (2)          8.19           (200)          8.44           (244)         16.61
                                            ------                        ------                        ------
Outstanding at end of year                   4,503          $1.67          4,103          $4.17          5,185         $12.34
                                            ------                        ------                        ------
                                            ------                        ------                        ------

Options exercisable at year end              3,201                         2,313                         1,850
                                            ------                        ------                        ------
                                            ------                        ------                        ------


The weighted average fair values of options granted during fiscal 1996, 1997 and 1998 were $2.87, $6.43 and $11.45, respectively.

A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at June 30, 1998 is as follows (shares in thousands):

                       OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE

                                                         WEIGHTED
                         NUMBER         WEIGHTED         AVERAGE         NUMBER          WEIGHTED
   RANGE OF            OUTSTANDING       AVERAGE        REMAINING      EXERCISABLE        AVERAGE
EXERCISE PRICES       JUNE 30, 1998   EXERCISE PRICE   LIFE (Years)   JUNE 30, 1998   EXERCISE PRICE
----------------------------------------------------------------------------------------------------
$ 0.23  -   $ 2.19          1,299        $ 0.45            11.0          1,259            $ 0.40
  2.20  -     4.44            574          3.42             6.2            342              2.99
  5.63  -    11.00            679         10.63             8.0            199             10.21
 12.63  -    17.09          1,795         16.94             8.9             41             15.43
 17.67  -    35.25            838         28.40             9.6              9             18.68
----------------------------------------------------------------------------------------------------
$ 0.23  -   $35.25          5,185        $12.34             9.1          1,850            $ 2.35
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(9)  RELATED PARTY TRANSACTIONS

Prior to the acquisition of CNSI on December 2, 1996 (see note 3), CNSI was
85% beneficially owned by certain officers of the Company.   These officers
and their families received $1,159,000 in cash and 108,996 shares of CIBER common stock as consideration for their ownership interests in CNSI. In January 1998, additional consideration of $1.2 million was paid to the selling shareholders, of which certain officers of the Company and members of their families received 40,832 shares of CIBER common stock and cash of $118,000. The terms of purchase provide for additional contingent consideration of up to $1.4 million if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1998 and 1999 of which $1.2 million has been accrued for at June 30, 1998. Any additional consideration will be payable in cash or CIBER common stock. The Company also repaid approximately $898,000 to the Company's Chairman and members of his family for outstanding obligations owed to them by CNSI.

Certain officers of the Company also guaranteed an inventory financing line of credit to CNSI which had an outstanding balance of approximately $1.1 million at December 2, 1996. These personal guarantees were released upon the acquisition of CNSI. CNSI had a bank line of credit, with an outstanding balance of $1.9 million at December 2, 1996, that was guaranteed by the Company's Chairman. Upon the acquisition of CNSI, the Company repaid and cancelled this bank line of credit and the personal guarantee of the Chairman was released.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(10) 401(k) SAVINGS PLAN AND OTHER RETIREMENT PLANS

The Company has a savings plan under Section 401(k) of the Internal Revenue Code. Company contributions are determined based on the employee's completed years of service, the employee's contribution and the Company's matching contribution percentage. In addition, certain companies which have merged with CIBER in business combinations accounted for as poolings of interests also have had similar defined contribution retirement plans. The Company recorded expense of approximately $1,832,000, $2,535,000 and $4,239,000 for the years ended June 30, 1996, 1997 and 1998, respectively, related to these plans.

(11) BUSINESS AND CREDIT CONCENTRATIONS

The Company's clients are located principally throughout the United States. Its revenue and accounts receivable are concentrated with large companies in several industries. The Company's largest client accounted for approximately 8%, 5% and 5% of total revenues for the years ended June 30, 1996, 1997 and 1998, respectively. In addition, the Company's five largest clients accounted for, in the aggregate, approximately 19%, 16% and 14% of the Company's total revenues for the years ended June 30, 1996, 1997 and 1998, respectively. The Company has a policy to regularly monitor the creditworthiness of its clients and generally does not require collateral. Historically, the Company has not had the need to provide for material uncollectible amounts. Through BIT, the Company has a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. ("PeopleSoft"). Approximately 9%, 8% and 9% of the Company's total revenues for the years ended June 30, 1996, 1997 and 1998, respectively, were generated from implementing PeopleSoft software. The Company also has concentrations of credit risk in cash and cash equivalents, which are invested in high quality financial institutions or companies.

(12) SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

Supplemental statement of cash flow information for the years ended June 30 is as follows (in thousands):

                                                                              1996         1997           1998
                                                                            --------     --------       --------
  Noncash investing and financing activities:
    Cash paid for acquisitions:
      Fair value of assets acquired                                           $1,750      $28,854        $     -
      Liabilities assumed                                                        (25)      (5,965)             -
      Common stock issued in connection with acquisitions                          -       (2,469)             -
      Accrued acquisition costs payable                                            -       (1,175)             -
      Additional cash consideration on previous acquisitions                       -           45            351
                                                                            --------     --------       --------
        Cash paid for acquisitions                                            $1,725      $19,290        $   351
                                                                            --------     --------       --------
                                                                            --------     --------       --------
    Issuance of common stock in satisfaction of acquisition costs payable     $  100      $   100        $   100
    Property and other assets distributed by merged company                   $    -      $     -        $ 1,370
  Cash paid for interest                                                      $  310      $   353        $   171
  Cash paid for income taxes                                                  $4,951      $ 8,755        $11,701


(13) SUBSEQUENT EVENTS

EJR COMPUTER ASSOCIATES, INC. ("EJR") - On August 11, 1998, EJR merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued approximately 1,150,000 shares of its common stock and assumed substantially all of EJR's liabilities in exchange for all of the assets of EJR. EJR, located in Hoboken, New Jersey, provides data processing consulting and project management services similar to the Company's CIS Division. The Company's consolidated financial statements included herein have not been restated for the EJR merger. The Company's consolidated financial statements issued in the future will be restated to include the results of operations, financial position, and cash flows of EJR. EJR had revenues of approximately $20 million, $23 million and $26 million during the years ended June 30, 1996, 1997 and 1998, respectively. The effects of this merger on the Company's historical pro forma net income and pro forma income per share are not expected to be material.

                         CIBER, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

THE CUSHING GROUP, INC. ("CUSHING") - On August 31, 1998, Cushing merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued approximately 950,000 shares of its common stock and assumed substantially all of Cushing's liabilities in exchange for all of the assets of Cushing. Cushing, headquartered in Nashua, New Hampshire, provides distributed object technology consulting services and will operate within Spectrum. The effects of this merger on the Company's historical revenues, pro forma net income and pro forma income per share would not have been material. As a result, management does not intend to restate the Company's historical financial statements for this business combination.

On August 31, 1998, the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of CIBER common stock payable on September 21, 1998 to shareholders of record on that date. The holders of any additional shares of CIBER common stock issued after September 21, 1998, and before the expiration or redemption of the Rights, are also entitled to one Right for each such additional share. The Rights are intended to prevent a takeover of the Company without the prior approval of CIBER's Board of Directors. The Rights will become exercisable only in the event, with certain exceptions, a person or group acquires ownership of, or commences a tender offer for, 15% or more of CIBER's common stock. The Rights will expire on August 31, 2008, unless redeemed by the Company at $.001 per Right at any time prior to such time a person or group acquires 15% of CIBER's common stock. In the event the Rights become exercisable, each Right will entitle the holder, other than the "acquiring" person or group, to purchase either CIBER common stock (or CIBER preferred stock having similar rights) or shares in the "acquiring" company at a 50% discount of the then market price. The Company's has reserved 1,000,000 shares of its $.01 par value preferred stock, which shares are designated as Series A Junior Participating Preferred Stock, for issuance upon the exercise of the Rights.

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth certain statements of operations data for each of the quarters indicated below and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. All information has been restated for pooling of interests business combinations through June 30, 1998.


                                                  FIRST        SECOND          THIRD         FOURTH
     IN THOUSANDS, EXCEPT PER SHARE DATA         QUARTER       QUARTER        QUARTER        QUARTER         TOTAL
                                                --------      --------       --------       --------       --------
     YEAR ENDED JUNE 30, 1998
      Revenues                                  $123,242      $135,353       $141,611       $150,215       $550,421
      Merger costs                                   614         1,573            504          1,847          4,538
      Operating income                            10,488        11,960         17,704         17,604         57,756
      Net income                                   6,490         6,064         11,392         12,564         36,510
      Pro forma net income                         6,214         6,859         10,662         10,568         34,303
      Pro forma income per share - basic           $0.13         $0.14          $0.21          $0.21          $0.68
      Pro forma income per share - diluted         $0.12         $0.13          $0.20          $0.20          $0.65
     YEAR ENDED JUNE 30, 1997
      Revenues                                   $83,801       $90,861       $102,998       $113,157       $390,817
      Merger costs                                   622           596              -              -          1,218
      Operating income                             6,020         5,900          9,568         10,846         32,334
      Net income                                   3,278         3,817          6,337          7,264         20,696
      Pro forma net income                         3,644         3,704          5,852          6,693         19,893
      Pro forma income per share - basic           $0.08         $0.08          $0.12          $0.14          $0.43
      Pro forma income per share - diluted         $0.08         $0.08          $0.12          $0.13          $0.40

                                    CIBER, INC.
                            5251 DTC Parkway, Suite 1400
                             Englewood, Colorado  80111

The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys-in-fact, agents and proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders (the "Meeting"), to be held at The Metropolitan Club, 7800 East Orchard Road, Greenwood Village, Colorado, on Thursday, October 29, 1998, at 9:30 a.m. (local time), and at any and all adjournments thereof, as follows:

1. The election of director of the following nominees in the Classes specified: Roy L. Burger - Class I and James G. Brocksmith, Jr. - Class I.
          INSTRUCTIONS: To withhold your vote for any individual nominee, strike out the nominee's or nominees' name(s) above.

                    / /   FOR                  / /   WITHHOLD

2. The ratification of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1999.

          / /   FOR            / /   AGAINST            / /   ABSTAIN

3. In their discretion, such Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

             The Board of Directors recommends a vote "FOR" all of
                        the above listed propositions.






THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
Should the undersigned be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, the power of the Proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy prior to the final tabulation of the votes. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Meeting and a Proxy Statement dated September 25, 1998.

                             Dated:                                    , 1998
                                    -----------------------------------

                             ------------------------------------------------

                             ------------------------------------------------
                             Please sign exactly as your name appears on this Proxy card. When signing as attorney, executor, administrator, trustee or Guardian, please give your full title. If shares are held jointly, Each holder should sign.

     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                           POSTAGE PREPARED ENVELOPE.
             / /  PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING